Taberna Capital Management to Settle with the U.S. Securities and Exchange Commission

PHILADELPHIA, PA – September 16, 2014 – RAIT Financial Trust (NYSE: RAS) (“RAIT”) today announced an agreement in principle with the staff of the U.S. Securities and Exchange Commission (the “SEC”) to resolve a non-public SEC investigation concerning Taberna Capital Management, LLC (“TCM”), RAIT’s investment adviser subsidiary.  As previously disclosed, the investigation focused on exchange transactions conducted by TCM between March 2, 2009 and November 28, 2012 and on its receipt of approximately $15 million of restructuring fees from issuers of securities held by Taberna securitizations relating to these transactions. The agreement in principle was reached following discussions with the SEC staff and remains subject to final documentation and approval by the SEC. The settlement will be entered into by TCM without admitting or denying the allegations and will resolve all violations alleged by the SEC against TCM. Under the terms of the agreement in principle, among other things, TCM will pay $21.5 million. RAIT will record an expense for the settlement amount during the third quarter of 2014.

Scott Schaeffer, RAIT’s Chairman and CEO said, “We believe this agreement in principle with the SEC regarding TCM is an important step in putting this matter behind us. This settlement deals with the legacy Taberna business and the investigation did not include RAIT’s core commercial real estate businesses. As a result of the agreement in principle, RAIT expects to take a one-time charge to earnings of approximately $21.5 million during the third quarter. However, since the settlement charge is non-recurring, and the Taberna business contributes very little to RAIT’s quarterly CAD, RAIT’s board maintained the common dividend at $0.18 per common share for the third quarter. Furthermore, we have determined that it is in RAIT’s long-term interest to exit the remaining Taberna business.”

Q3 2014 Earnings, CAD and Adjusted Book Value Impact – RAIT will take a one-time, $21.5 million settlement charge to GAAP earnings and cash available for distribution (“CAD”) in the quarter ended September 30, 2014 and expects a decline in adjusted book value of approximately $0.26 per share due to the settlement charge.

2014 CAD Guidance Update – RAIT is updating its 2014 CAD guidance to $0.71-$0.81 per share from $0.97-$1.07 per share reflecting the one-time settlement charge.

Fourth Quarter 2014 Dividend Guidance – RAIT’s board expects to declare a fourth quarter dividend of at least $0.18 per common share.

Exiting the Taberna Business – RAIT will undertake to exit the Taberna business, including TCM’s management of the Taberna securitizations, which will eliminate the associated volatility the Taberna securitizations have historically had on RAIT’s financial results. At the appropriate time, RAIT expects such exit will result in a one-time, non-cash charge to earnings reflecting the removal of Taberna from RAIT’s GAAP financial results and will result in a material reduction of RAIT’s assets under management, assets, liabilities and equity. However, RAIT expects CAD and adjusted book value will not be materially impacted.

About RAIT Financial Trust

RAIT Financial Trust is an internally-managed real estate investment trust that provides debt financing options to owners of commercial real estate and invests directly into commercial real estate properties located throughout the United States.  In addition, RAIT is an asset and property manager of real estate-related assets.

Forward-Looking Statements and Disclosures

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by RAIT’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: the current uncertainty in the global financial markets and the global economy; the risk that the settlement with the SEC will not be finalized and/or approved or that any final settlement will have different or additional material terms or have a different impact on earnings, CAD or adjusted book value; whether RAIT’s actual business performance, developments and ability to access the capital markets and economic conditions affecting commercial real estate will affect RAIT’s ability to realize its projected CAD and its ability to pay the fourth quarter 2014 dividend; the risk that RAIT will not be able to commit to or complete exiting the Taberna business or that the actual impact on RAIT’s financial results, CAD or adjusted book value of any such exit may differ materially from the projected impact; and the risks disclosed in RAIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC. Statements in this press release should be evaluated in light of these important factors. RAIT is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

RAIT Financial Trust Contact
Andres Viroslav
215-243-9000
aviroslav@rait.com